EMPLOYEE, DIRECTOR, AND CONSULTANT SHARE OWNERSHIP PLAN

TRUST AGREEMENT

This Agreement is made on May 1, 2003

1.0 BETWEEN:

     Tan Range Exploration Corporation a corporation incorporated under the laws of Alberta having an office in the City of Calgary in the Province of Alberta.

(hereinafter called the “Company”)

-and-

OLYMPIA TRUST COMPANY, a trust corporation incorporated under the laws of the Province of Alberta and having an office in the City of Calgary, in the Province of Alberta (hereinafter called the “Trustee”)

WHEREAS the Company has established an Employee Share Ownership Plan (hereinafter called the “Plan”) a copy of which is attached as Schedule “B” hereto, for eligible Employees, Consultants and Directors of the Company (hereinafter called “Participants” or “Participant”), and for certain of their Beneficiaries or estates;

AND WHEREAS under the Plan (the defined words and phrases from which are hereby incorporated into this Agreement) funds will from time to time be deposited, or placed with the Trustee which when received thereby shall constitute a trust (hereinafter called the “Trust”) to be held for the exclusive benefit of the Participants in the Plan or their Beneficiaries or their estates as may from time to time be designated in or pursuant to the Plan;

AND WHEREAS the Company has requested the Trustee to act as the trustee of the funds in the Trust, to invest and reinvest such funds, in accordance with the terms of this Agreement;

AND WHEREAS the Company desires the Trustee to hold and administer the Trust and the Trustee is willing to do so pursuant to the terms of this Agreement;

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NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and of the mutual obligations and agreements set forth, the Company and the Trustee covenant and agree as follows:

2.0 APPOINTMENT OF TRUSTEE

The Company does hereby appoint Olympia Trust Company as the Trustee and Olympia Trust Company does hereby agree to act as Trustee of the funds contributed pursuant to the Plan subject to the terms and conditions stated in this Agreement.

3.0 OBLIGATIONS OF THE COMPANY

The Company has agreed to provide on a timely basis the benefits to the Employees, Directors, and Approved Consultants outlined in the Plan text, attached hereto as Schedule “B”, and any amendments thereto.

The Company will also:

(a)make the authorized Payroll Deductions or take receipt of lump sum payments to the Plan, as applicable, and forward the Participants’ Contributions along with the appropriate Company’s Contributions and contribution data to the Trustee according to the provisions of the Plan;

(b)ensure that contribution data provided to the Trustee has been verified and includes all Participant status (new enrolment forms, address changes, etc.) and contribution rate changes;

(c) provide at least twenty (20) days’ notice prior to an established record date, if applicable, or otherwise as soon as is practicable, relating to shareholder meetings, cash and/or dividend disbursements, reorganizations, and any other event affecting the shareholders and/or the Shares of the Company; and

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(d)provide the requisite number of copies of any proxy materials, financial statements and any other material distributed by the Company to all of the holders of its Shares in accordance with applicable law, which the Trustee is to provide to the Participants in accordance with the terms of the Plan.

4.0 POWERS AND DUTIES OF TRUSTEE

The Trustee shall do all things required in order to give effect to the terms of the Plan and this Trust and without limiting the generality of the foregoing, it shall perform the services listed below and such other services as may be agreed to between the parties from time to time for the benefit of all Participants.

The Trustee shall:

(a)on receipt of the contribution data, Participant Contributions and Employer Contributions, and enrolment forms, establish and maintain individual Participant Accounts, and initiate the purchase of Shares through an investment dealer of its choice.

The Trustee shall purchase 100% of the Shares to be purchased for the Trading Month within 5 days of receipt of the Contributions, excepting that it may delay Share purchases by one day for every day that the Shares trade on the exchange before 1:00 pm on the day on which a Share purchase was planned to made but, ideally, no later than 5 business days after the end of the Trading Month.

(b)apply the total contributions received to the purchase of Shares and allocate to each Participant Account the number of Shares in accordance with the terms and conditions of the Plan;

(c) after all contributions, adjustments, transfers, dividend and/or interest income, etc., have been applied and as required, initiate the withdrawal of the Shares or termination of accounts as instructed by the Participant and/or the Company, request the issuance of a certificate for whole Shares and, if applicable, issue cheques representing fractional Shares (fractional Shares shall be calculated to three (3) decimal points) and any uninvested funds;

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(d)

(e)on receipt of advice from the Participant and/or the Company make all necessary adjustments to basic Participant Account data (such as address changes, etc.);

(f)	issue to all Participants quarterly statements of account detailing contributions and corresponding Share information for the Participant’s Account;

(g)deliver to each Participant, in accordance with legal deadlines, by mail, all notices of meetings, forms of proxy statements and other material distributed by the Company to all of its holders of Shares.

Whole Shares allocated to a Participant’s Account shall be voted by the Trustee in accordance with the written directions, if any, of the Participant and if no direction has been received will be voted in favour of the resolutions;

(h)if and when a rights offering occurs, allocate rights or the proceeds from the sale of rights in accordance with procedures as mutually agreed by the Company and the Trustee;

(i)	answer Participant’s inquiries on all matters relating to their Participant Accounts; and
(j)	provide at least sixty (60) days notice to the Company before implementation of any change in the operating procedures of the Trustee that would impact the Participants and/or the Company.

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5.0 LIABILITY AND INDEMNIFICATION

5.1 Limitation on Trustee’s Liability

(a)The Trustee shall not be liable for any action taken or omitted by him in good faith or for the acts of the Company, or for any act of default not amounting to a wilful breach of trust, wilful neglect or wilful default. The Trustee shall not be liable for any act, omission, neglect or breach of trust of any other trustee.

(b)The Trustee is not an agent or servant of the Company in respect of his functions as Trustee and the Company shall not be liable in damages or otherwise for any act or default of any trustee or for any debt or liability of the Trustee to any person in respect of the Company hereunder and the liability of the Company hereunder shall be limited to paying such contributions and performing such acts and duties as are required by this Agreement and the Plan to be paid and performed.

(c) The Company and any person claiming by, through or under the Company shall have no right, title or interest in or to the assets of the Trust or any part hereof nor any claim against the Trustee in respect of the assets of the Trust, it being the intent that all contributions made by the Company or for which it is liable shall be free of any interest or claim whatsoever of or by the Company and no part of the contributions shall be returned to the Company or be subject to the debts, liabilities or obligations of the Company or be considered part of the assets or property of the Company.

(d)No person shall have the right to benefit out of the assets of the Trust except to the extent provided by this Agreement and the Plan.

(e)The Trustee shall not be held responsible for the failure to collect Employer Contributions and Participant Contributions from the Company.

(f)	The Trustee shall not be held responsible for any deficiency in the Trust should such assets be less than the amounts required to pay out to the Participants, or to creditors of the Trust.

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(g)

5.2 Indemnification of Trustee

By way of supplement to the provisions of any law for the time being relating to Trustees, it is expressly declared and agreed as follows:

The Trustee and its directors, officers, agents and employees will at all times be indemnified and saved harmless by the Corporation from and against all claims, demands, losses, actions, causes of actions, costs, charges, expenses, damages and liabilities whatsoever arising in connection with this Plan, including without limitation, those arising out of or related to actions taken or omitted to be taken by the trustee contemplated hereby, legal fees and disbursements on a solicitor and client basis, and costs and expenses incurred in connection with the enforcement of this indemnity, which the Trustee may suffer or incur, whether at law or in equity, in any way caused by or arising, directly or indirectly in respect of any act, deed, matter or thing whatsoever made, done, acquiesced in or omitted in or about or in relation to the execution of its duties as Trustee and including any deed, matter or thing in relation to the execution of its duties as Trustee. The forgoing provisions of this section do not apply to the extent that in any circumstances there has been a failure by the Trustee or its employees or agents have acted with gross negligence or in willful disregard to the Trustee’s obligations. It is understood and agreed that this indemnification shall survive the termination of this Plan or the resignation of the Trustee.

6.0 COMPENSATION FOR THE TRUSTEE

6.1

All expenses with respect to the operation or administration of the Plan or Trust, including without limitation such fees or compensation to the Trustee as may be agreed upon in writing by the Company and the Trustee from time to time and which initially shall be as per the Schedule of Fees attached hereto as Schedule “A”, the reasonable expenses and compensation of agents and counsel, and any expenses incurred by the Company in the administration of the Plan (including all applicable taxes), shall be paid out of the Trust unless paid directly by the Company, in which case the Company may be reimbursed therefore from the Trust unless prohibited by applicable laws.

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6.2	The Trustee may change the fees listed in the Schedule of Fees by giving sixty (60) days notice to the Company.

6.3	All fees, including those listed in the Schedule of Fees, shall be subject to Goods and Service Tax.

7.0	REMOVAL AND RESIGNATION

The Trustee may be removed as trustee of the Trust by the Board of Directors of the Company at any time upon sixty (60) days notice in writing to the Trustee. The Trustee may resign at any time upon sixty (60) days notice in writing to the Company. The aforementioned notice periods may be waived or reduced by the mutual agreement of the Company and the Trustee. Upon such removal or resignation, the Board of Directors of the Company shall appoint and designate a successor trustee and the Trustee after settlement of its accounts shall assign and transfer and pay over to such successor trustee the applicable assets, less any amounts constituting charges and expenses owing to the Trustee, whether in connection with the settlement of its account, or otherwise. Upon the earlier of the issuance of approval by the Successor trustee that assets of the Trust are in order and sixty (60) days from the date of delivery of the assets of the Trust and all records pertinent thereto, the Trustee shall be forever released and discharged from any liability or accountability as respects the propriety of its acts hereunder.

8.0 TERMINATION

8.1 The Company may terminate this Agreement at any time upon at least sixty (60) days prior written notice to the Trustee.

8.2 In the event that the Company notifies the Trustee of its intention to terminate the Plan and Trust for any reason whatsoever, the Trustee shall take steps to wind up and terminate the Trust. With its termination, or upon dissolution of the Company, the assets of the Trust shall be paid out by the Trustee as directed by the Company pursuant to the provisions of the Plan.

8.3 In the event that the Company has notified the Trustee of its intention to terminate the Plan and Trust, the Trustee shall be reimbursed by the Company for all reasonable and necessary expenses incurred in winding

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up the affairs of the Trust prior to the Trustee releasing any documents to the Company.

9.0 GENERAL PROVISIONS

9.1 Amendment

The Company reserves the right at anytime and from time to time by the action of its Board of Directors to amend (in whole or in part) any or all of the provisions of the Plan (including this Agreement) provided that no such amendment which affects the rights, duties, compensation, or responsibilities of the Trustee or which changes the investment provisions of the Plan shall be made without the Trustee’s consent and provided further that no such amendment shall authorize or permit any part of the Trust to be used for or diverted to purposes other than for the exclusive benefit of such persons and their estates as from time to time may be designated in or pursuant to the Plan as amended from time to time.

9.2 Severability

If any term, condition or provision of this Agreement is determined to be void or unenforceable, in whole or in part, such determination shall not affect the validity of any other term, condition or provision or part thereof.

9.3 Canadian Currency

All monies payable under this Plan (including this Agreement) document shall be in lawful money of Canada.

9.4 Merger or Amalgamation

Any company resulting from any amalgamation, reorganization or consolidation of which the Trustee may be a party or succeeding to the trust business of the Trustee, or to which substantially all the trust assets of the Trustee may be transferred which the Trustee continues to act as Trustee of the Trust shall be the successor to the Trustee hereunder without any further act or formality with the like effect as if such successor Trustee had originally been named Trustee herein.

9.5 Successors and Assigns

This Agreement shall ensure to the benefit of and be binding upon the parties hereto and upon their successors and assigns.

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9.6 Governing Law

This Agreement shall be governed by the laws of the Province of Alberta and the Trustee shall be liable to account only in the Courts of that Province.

10.0	NOTICE

10.1	Unless otherwise specified, all notices given under this Agreement shall be in writing.

10.2	Notices need not be personally served, and may be delivered to the address for service.

10.3	Service shall be deemed to be made if notice is sent by single registered mail. The date of service shall be deemed to be seven days after the date of mailing, subject only to any interruption of postal service reasonably apparent to the person giving notice, in which case notice shall require proof of actual delivery to the address for service.

10.4	Each party may notify the other of a change in address for service, in the manner set out herein.

10.5	The address for service of the parties shall be the same as indicated
under the “Notice Section” of Schedule “B” attached hereto.

IN WITNESS WHEROF the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed as of the day and year first written above.

Company

Olympia Trust Company

Per: _________________________
Per:
_______________________

Per: _________________________
Per:
_______________________

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Schedule “A”
Schedule of Fees
For Olympia Trust Company

1. Initial Set Up Fee		$1,000

2. Annual Administration Fee		$2,000
(Payable Monthly)

3. Monthly Administration Fee;

Per Participants		$10/month

Includes the cost of Non-RSP,	RRSP	and Spousal
accounts.

RRSP

4.	A full recovery of client costs associated with the administration of the Plan.
5.	For each open-market share purchase and sales. A full recovery of any brokerage fees plus a $10.00 administration fee.

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2600, 700 – 9 Avenue SW
Calgary, AB T2P 3V4

INVOICE

	Date:	April 21, 2003

Tan Range Exploration Corporation

Initial set-up fee for Employee, Director		$1,000
and approved consultant share ownership plan

GST		$70

Total		$1,070

GST#89878 0739

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Schedule “B”

Tan Range Exploration Corporation

EMPLOYEE, DIRECTOR, & CONSULTANT

SHARE OWNERSHIP PLAN

PLAN TEXT

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TABLE OF CONTENTS

DEFINITIONS		4
1.1	Definitions	4
ESTABLISHMENT OF PLAN		10
2.1	Purpose of the Plan	10
ELIGIBLITY FOR PARTICIPATION		10

CONTRIBUTIONS UNDER THE PLAN		10
4.1	Participant Contributions	10
4.2	Changes to an Employee’s Contribution Level	11
4.3	Company Contributions	11
4.4	Vesting for Participants	11
4.5	Sale or Withdrawal of Shares Purchased Under the Plan	12
4.6	Contribution Instructions	12
4.7	Annuitant for RRSP Portion of Plan	12
ADMINISTRATION OF THE PLAN		14
5.1	The Administrator	14
5.2	The Trustee	14
5.3	Registration of RRSP Portion of Participant Accounts	14
5.4	Costs and Expenses	15
5.5	Reports and Voting	15
INVESTMENT		15
6.1	Investment of Contributions	15
6.2	Acquisition of Shares	16
6.3	Allocations	16
DELINQUENT PAYMENTS		17

TRANSFERS, WITHDRAWALS, TERMINATION OF	EMPLOYMENT
AND VOLUNTARY TERMINATION		17
8.1	Transfers and Withdrawals – Non-RSP Portion of Participant
	Accounts
8.2	Transfers and Withdrawals – RRSP Portion of Participant Accounts 18	17
8.3	Fractional Shares	19

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8.4	Termination of Employment	20
8.5	Maturity of RRSP Portion	20
8.6	Discharge of Obligations	21
8.7	Voluntary Termination	21
DEATH, DISABILITY OR LEAVE OF ABSENCE		22
9.1	Death	22
9.2	RRSP Portion of Participant Account – Death of Annuitant	22
9.3	Short Term Disability	23
9.4	Parental Leave	23
9.5	Other Disability or Leave of Absence	23
DESIGNATION OF BENEFICIARY		24
10.1	Appointment of Beneficiary	24
10.2	No Living Beneficiary	24
10.3	Obligations of Beneficiary	24
PLAN AMENDMENT AND TERMINATION		24
11.1	Plan Amendment or Termination	24
11.2	Amendments to the RRSP Portion of the Plan	26
11.3	Trustee Duties	26
11.4	Insolvency	26
12.0	MARKET FLUCTUATION	26

13.0	INCOME TAXES	27

14.0	ASSIGNMENT OF INTEREST	28

15.0	TRADING ON UNDISCLOSED INFORMATION	28

16.0	OFFER FOR SHARES OF THE COMPANY	28

17.0	SUBDIVISION, CONSOLIDATION, CONVERSION OR
RECLASSIFICATION		28

18.0	NOTICE	30

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DEFINITIONS

1.1 Definitions

In this Plan, the following words and phrases shall have the following meaning unless the context clearly indicates otherwise.

Act

The Income Tax Act (Canada), as amended from time to time.

Administrator

The President or Chief Financial Officer of the Company or such other person as the Company may from time to time designate as the Administrator of the Plan.

Annuitant

The individual entitled to receive the annuity from a RRSP, which may be the Participant, the Participant’s spouse, or both, or designated Beneficiary.

Approved Consultant

A Consultant approved for participation in the Plan by the Administrator.

Beneficiary

Any person or persons designated by a Participant in an enrolment form, as prescribed from time to time by the Company, to receive benefits hereunder in the event of the death of such Participant.

Bonus

The amount of any cash bonus received by an Employee.

Company

The Company named on the cover page of this Plan; but may include a subsidiary or partnership of the Company.

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Company’s Account

An account maintained by the Trustee in the name of the Company to account for any non-vested Company Contributions or Shares purchased by intended Participant.

Company Contributions

The cash contributions made by the Company on behalf of a Participant pursuant to this Plan. The combined value of the Company Contribution and the Participant Contributions.

Consultant

A person or company that provides ongoing consulting services to the Company under contract.

Date of Employment

The month in which the Employee begins work constitutes the first month of employment.

Director

A person who is a member of the board of directors of the Company.

Earnings

The regular salary received by an Employee but shall (shall not) include any Bonus or other special compensation.

Employee

Any person actively employed by the Company to perform the duties of an office or employment on a regular full-time or part-time basis.

Forfeited Shares

Non-vested shares that were originally purchased for a specific Participant but which were never vested due to the Participant’s failure to meet the vesting conditions of the Plan, if any.

Maturity Date

December 31 of the year in which the Annuitant turns age 69.

Non-RSP

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Non-registered Cash or Shares.

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Participant

An Employee, Consultant or Director who has enrolled in the Plan in accordance with the provisions thereof.

Participant’s Account

An account maintained by the Trustee in the name of each Participant to account for vested Company Contributions and Participant Contributions made in respect of each Participant.

Participant Account Shares

The Shares of the Company held from time to time in an account maintained for record keeping purposes by the Trustee in the Participant Account.

Participant Contributions

Contributions made by Participants via Payroll deduction, certified cheque, bank draft, or such other means as is acceptable to the Administrator, on their own behalf.

Payroll Deductions

In the case of Employees, deductions from the Employee’s regular salary including Bonuses, deferred compensation, overtime pay, statutory holiday pay or special incentive compensation payments; in the case of Approved Consultants and Directors, the dollar amount the Company has agreed the Approved Consultants and Directors can contribute to the Plan. Company to match 100% up to $10,000 per annum (Company’s portion)

Permanent part-time Employee

An Employee is a permanent part-time employee if deemed so by the administrator.

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Plan

This Employee, Director and Consultant share ownership plan of the Company as may be subsequently amended or restated from time to time.

Plan’s Account

An account maintained by the Trustee in the name of the Plan to account for capital losses incurred due to market conditions between the time that non-vested Shares are purchased and vesting occurs, or to record gains or losses resulting from the sale of Forfeited shares..

RRSP

Registered Retirement Savings Plan.

Shares

The voting common shares in the capital of the Company as presently constituted.

Spousal RRSP

A Registered Retirement Savings Plan in the name of a Participant’s spouse..

Trading Month

The period of time being 30 days from the date on which the funding cheque has been processed.

Trust

The trust established pursuant to and forming part of the Plan for the investment, re-investment and administration of contributions under the Plan.

Trustee

Olympia Trust Company or such other bank, financial institution or trust company designated as Trustee of the Trust under an agreement between the Company with Olympia Trust Company or such other bank, financial institution or trust company.

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Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing a male person include a female person and a corporation and other bodies corporate.

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ESTABLISHMENT OF PLAN

2.1 Purpose of the Plan

The purpose of the Plan is to make available to Employees, Directors, and Consultants of the Company a means of acquiring, through regular Payroll Deductions or Contributions and the Company Contributions, Shares of the Company. Participants may elect to have any or all of the Shares acquired under the Plan acquired by a Non-RSP, an RRSP or a Spousal RRSP. The Plan and its related Trust are intended to qualify as a plan and trust which meet the requirements of the Act.

Participation in the Plan is voluntary and the Company is not making any recommendation to the Employees as to whether or not they should participate.

ELIGIBLITY FOR PARTICIPATION

All full-time and permanent part-time Employees, Directors and all Approved Consultants are eligible to participate in the Plan.

Eligible Employees, Directors and Consultants may elect to enroll as Participants in the Plan in any calendar month in which they are eligible by completing and delivering to the Company, on or before the 15th day of the calendar month preceding the month in which they wish to participate in the Plan, an Enrollment Form provided by the Company.

CONTRIBUTIONS UNDER THE PLAN

4.1 Participant Contributions

Employees may contribute, by regular Payroll deductions, for investment under the Plan, a fixed dollar amount up to 30% of salary or a percent of salary from a minimum of 2% to a maximum of 30% (in 1% increments) of their regular salary, including Bonuses, deferred compensation, overtime pay, statutory holiday pay or any special incentive compensation.

Consultants and Directors may contribute an amount agreed to by the Administrator.

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4.2 Changes to an Employee’s Contribution Level

An Employee can change his or her designated percentage contributed to the Plan (including electing that no Payroll Deduction be made) by giving the Company a completed Enrollment/Change Form indicating the change on or before the 15th day of the calendar month preceding the month in which the Employee wants the change to his or her contribution level.

An Employee can change his or her contribution level under the Plan up to 12 times per calendar year.

4.3 Company Contributions

The Company will deduct the authorized amount from each Employee’s Earnings and accept agreed upon contributions from Directors and Consultant Participants, if any. The Company will contribute funds, as specified in Section 4.5

The Company will prepare a detailed Schedule listing each Participant’s Contribution together with the Company’s Contribution applicable to each Participant, and forward it together with the applicable payment to the Trustee within 5 business days of the month’s end, to be dealt with by the Trustee in accordance with the terms of this Plan.

The company will contribute funds equal to 100% of the employees’ contribution up to an amount equal to 5% or less of the employees’ salary as provided in section 4.1.

The company will contribute funds equal to 50% of the employees contribution for the next 6% to 30% (inclusive) of the employees’ salary.

4.4 Vesting for Participants

Company Contributions made on behalf of a Participant fully vest immediately.

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Notwithstanding the foregoing, the Company’s Contributions to a Participant’s Account shall immediately vest in the event: (i) of a Change of Control of the Company, (ii) that the Participant’s employment or contract with the Company is terminated by the Company other than for cause, or

(iii) of the death of a Participant. (only used if choice is vesting option 2,3,4)

4.5 Sale or Withdrawal of Shares Purchased Under the Plan

A Participant may elect to make a maximum of 6 withdrawals of shares from the plan each year without penalty.

4.6 Contribution Instructions

Participants may direct the Trustee that:

a) any Shares acquired previously under the Plan be transferred from the Non-RSP portion of their Participant Account to the RRSP portion of the Participant Account or to a Spousal RRSP;

b) any or all of their contributions and the Company’s Contribution be contributed to the Non-RSP portion of their Participant’s Account;

c) any or all of their contributions and the Company’s Contribution be contributed to the RRSP portion of their Participant’s Account; or

d) any or all of their contributions and the Company’s Contribution be contributed to a Spousal RRSP.

4.7 Annuitant for RRSP Portion of Plan

If both the Participant and the Participant’s spouse are Annuitants, the portion of the Participant Account attributable to each of them as Annuitants will be treated as separate RRSP’s for purposes of administering the Plan.

THE PARTICIPANT IS RESPONSIBLE FOR ENSURING THAT CONTRIBUTIONS TO THE RRSP PORTION OF THE PLAN (WHETHER THE ANNUITANT IS A PARTICIPANT OR THE SPOUSE OF A

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PARTICIPANT) DO NOT EXCEED AMOUNTS PERMITTED UNDER THE ACT.

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ADMINISTRATION OF THE PLAN

5.1 The Administrator

The Administrator shall have the responsibility for the administration of the Plan and shall have the power to take all actions and to make all decisions and interpretations which shall be necessary or appropriate in order to administer the provisions of the Plan, including, without limiting the generality of the foregoing, to resolve any ambiguities, to decide questions of eligibility to participate, and to determine any exceptions to the Plan.

5.2 The Trustee

The Company has designated the Trustee to open and maintain accounts in the names of the Participants and to arrange for the purchase, through the facilities of the TSX Venture Exchange (or such other stock exchange on which the Shares trade), of the Shares. The Company may, in its discretion, substitute another trust company or other entity entitled to administer RRSP’s under the Tax Act as trustee under the Plan and the Trustee may terminate its services, provided such substitution or termination, as the case may be, shall be on 60 days notice given by the party effecting the action. The records of the Trustee and the Company will be conclusive as to all matters involved in the administration of the Plan. The Company may, from time to time, enter into such further agreements with the Trustee or other parties as it may deem necessary or desirable to carry out the Plan.

5.3 Registration of RRSP Portion of Participant Accounts

The Trustee will apply on behalf of each Annuitant to register the RRSP portion of their Participant Account under the Plan attributable to that Annuitant as a registered retirement savings plan under the Act. Each Annuitant, by participating in the Plan, authorizes the Company and the Trustee to act as his or her agent for this purpose, for the purpose of

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receiving and making contributions to the RRSP portion of their Participant Account under the Plan and for the purpose of administering the RRSP portion of their Participant Account under the Plan. The ultimate responsibility for administration of the RRSP portion of their Participant Account under the Plan will lie with the Trustee.

5.4 Costs and Expenses

The Company will pay all administration expenses in connection with the operation of the Plan as well as Commissions and other charges in connection with share purchases. All costs associated with withdrawals and share certificate issuing fees are payable by the Participants who order the transactions for their Participant’s Account.

5.5 Reports and Voting

The Trustee will deliver to each Participant, as promptly as practicable, by mail or otherwise, all notices of meetings, forms of proxy, statements and other material distributed by the Company to holders of Shares. There is no charge to Participants for the Trustee’s retention of certificates representing the Shares, or in connection with notices or other such material. Whole Shares allocated to a Participant’s Account shall be voted by the Trustee in accordance with the directions, if any, of the Participant.

INVESTMENT

6.1 Investment of Contributions

All Participant Contributions and Company Contributions are invested in the Company’s Shares. All Participant Contributions and Company Contributions are held by the Trustee without any interest or additional monetary benefit accruing to the Participant.

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6.2 Acquisition of Shares

Upon receipt of the funding as provided for in Section 4.3, the Trustee shall record the contributions in the Company’s Account and/or each Participant’s Account as applicable according to Section 4.4.

The Trustee shall use substantially all funds received by it from the Participants’ Contributions and the Company’s Contributions, as well as any cash dividends paid on the Shares, to purchase Shares of the Company through facilities of the TSX Venture Exchange (or such other stock exchange on which the Company’s Shares are traded). Subject to “Section 4.0 Powers and Duties of Trustee”, all purchases shall be made within the Trading Month for which contributions are received by the Trustee excepting if there are not sufficient Shares offered for sale on the exchange, purchases will be made on a best efforts basis. Shares will not be purchased, if the Shares cease trading on a Canadian stock exchange.

The number of Shares purchased will depend upon the trading price of the Shares at the time purchases are made and the total amount of contributions invested. The Company will be responsible for all brokers’ commissions, or similar fees, if any, incurred in connection with such purchases.

The Trustee will use the Contributions to purchase the Shares and allocate them to the designated Participants as vested or non-vested Shares (as applicable under Section 4.4) according to the cash ratios (calculated to six (6) decimals) held in trust for all Participants at time of purchase. Provided, however, all Shares purchased under the Plan will be registered in the name of the Trustee and will remain so registered until delivery is requested.

6.3 Allocations

Allocations are made to the non-RSP portion, the RRSP portion or the Spousal RRSP of each Participant’s Account in proportion to the contributions received and the Shares acquired pursuant to the Participant’s Contribution instructions. Allocations are made in full and

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fractional Shares. At all times the Shares purchased with the Participant’s Contribution and the Company’s Contribution are held in trust for the account of the Participant.

In the event that cash dividends are paid to the Plan, the Trustee will use the cash received to purchase additional shares for the Participant’s Account.

Each Participant will receive confirmation statements from the Trustee as provided for in Section 4.0(e) of the Trust Agreement, which will include all changes, if any, in the amount of Shares held for the Participant’s Account(s).

DELINQUENT PAYMENTS

The Trustee will not invest any funds pursuant to the terms of this Plan until such time as it has received both the Company’s Contributions and the Participant’s Contributions. The Company is responsible for remitting the funds of the Participants and the Company to the Trustee.

TRANSFERS, WITHDRAWALS, TERMINATION OF EMPLOYMENT AND VOLUNTARY TERMINATION

8.1

Transfers and Withdrawals – Non-RSP Portion of Participant Accounts

Participants, their personal representatives or their Beneficiaries, as the case may be, may at any time, direct by written notice to the Trustee, that the Non-RSP portion of their Participant Accounts be dealt with in any of the following ways:

(a)	the Trustee deliver a certificate for any or all full Shares credited to their accounts to them. Upon such request the Trustee will be entitled to charge Share certificate issuing fees or other similar charges which shall be payable by the Participant. Notwithstanding any other provision of this Plan, no fractional Share certificates will be issued.

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(b)	the Trustee sell, subject to the other terms and conditions of the Plan, any or all of their full Shares. The Trustee shall sell such shares through the facilities of the TSX Venture Exchange (or such other stock exchange as the Shares may trade) within five trading days if there is a market for the Shares or as soon as a market develops if there is no market. Upon such sale and receipt of funds, within five working days the Trustee will mail the Participant a cheque for the proceeds, less any applicable brokerage commission or other similar charges which shall be payable by the Participant.

(c)	that any or all full Shares be transferred to the RRSP portion of the Plan (for the benefit of the Participant or their spouse) or to a self-directed RRSP or a self-directed Spousal RRSP of the Participant’s choice.

(d)	provided that a Participant’s participation in the Plan is being terminated, that a cheque for the value of any uninvested funds and fractional Shares held in the Participant Account be issued by the Trustee to the Participant.

Participants shall provide the Trustee with such documentation as the Trustee may reasonably request in connection with any of the above.

8.2

Transfers and Withdrawals – RRSP Portion of Participant Accounts

Subject to Section 8.6, an Annuitant, their personal representatives or their Beneficiaries, as the case may be, may at any time direct that the RRSP portion of their Participant Accounts be dealt with in any of the following ways.

(a)	the Trustee sell, subject to the other terms and conditions of the Plan, any or all of their full Shares. The Trustee shall sell such Shares through the facilities of the TSX Venture Exchange (or such other stock exchange on which the Shares trade) within five trading days if there is a market for the Shares or as soon as a market develops if there is no market. Within five working days

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(b)	following the receipt of funds from the sale of Shares, the Trustee will mail the Annuitant or beneficiary a cheque for the proceeds, less all deductions including withholding tax. The Trustee will remit any withholding tax withheld directly to Canada Customs and Revenue Agency;

(c)	the Trustee transfer any or all full Shares to a self-directed RRSP owned by the Annuitant;
(d)	the Trustee transfer any or all full Shares to a registered retirement income fund owned by the Annuitant;
(e)	the Trustee sell, subject to the other terms and conditions of the Plan, any or all of their full Shares and leave as is the proceeds to acquire an annuity selected by the Annuitant that complies with the requirements of the Act;

(f)	the Trustee transfer any or all full Shares to another retirement savings vehicle, to the extent permitted by the Act; or
(g)	any combination of the above.

Participants shall provide the Trustee with such documentation as the Trustee may reasonably request in connection with any of the above.

8.3 Fractional Shares

If at any time the Trustee purchases fractional Shares under Section 6 of this Plan, the Trustee will make such purchases with funds provided to it by the Company for the purchase of Shares. The price of any fractional Shares will be determined based on the closing price of the Shares on the TSX Venture Exchange (or, if the Shares do not trade on the TSX Venture Exchange, such other stock exchange on which the Shares trade) on the last trading day that the Shares traded, prior to the date that the Trustee receives the withdrawal request or transfer out request.

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8.4 Termination of Employment

An Employee and the Employee’s spouse shall be deemed to have ceased to be Participants under the Plan and Payroll Deductions will be canceled if the Participant ceases to be an Employee for any reason, including death or retirement. In such instance, no Company Contributions or Participant Contributions will be made during the last pay period of employment and no further contributions will be made or permitted.

An Approved Consultant or Director will cease to be a Participant on the day that the Administrator informs the Trustee that the Approved Consultant or Director has been terminated from the Plan.

The Company will advise the Trustee within five (5) business days that the Participant has ceased to be an Employee, Approved Consultant or Director and, in the case of the RRSP portion of the Plan, the Annuitant, shall instruct the Trustee within sixty (60) days after such termination as to the transfer of all of his or her account assets in accordance with Section 8.1 or 8.2, as the case may be. If the Participant or the Annuitant, as the case may be, fails to provide notice in writing to the Trustee, the Trustee will maintain the assets of the Plan until notified by the Participant, Annuitant or Beneficiary. Any administration and trustee fees incurred on behalf of a Participant after they have ceased to be an Employee, Director or Consultant will be the responsibility of the Participant, Annuitant or their Beneficiary.

It is the responsibility of the Participant, the Annuitant, his or her personal representative, or the Beneficiary of such Participant, as the case may be, to advise the Trustee of their termination of the Plan.

8.5 Maturity of RRSP Portion

If the Annuitant wishes to maintain the tax deferred status of the RRSP portion of their Participant’s Account after the Maturity Date, the Annuitant must provide notice in writing to the Trustee at least 90 days prior to the Maturity Date, stating the name of the company from whom an annuity or registered retirement income fund (as defined by the Act) is to be

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purchased and, to the extent permitted by the Act, the desired terms of the annuity or registered retirement income fund.

The Annuitant is responsible for ensuring that any annuity or registered retirement income fund acquired by the Trustee on the Annuitant’s behalf qualifies under the Act for purchase by the RRSP portion of their Participant Account.

The Annuitant may also direct that Shares be transferred to a registered retirement income fund in accordance with Section 8.2.

If the Annuitant fails to provide notice in writing to the Trustee of how to deal with the registered funds on maturity, on the Maturity Date the Trustee will, as per Article 11 of the self-directed retirement savings plan declaration of trust, open a registered retirement income fund for the Annuitant and transfer all of the assets of the registered retirements savings plan to the registered retirement income fund.

All expenses relating to the maintenance of the registered retirement income fund will be borne by the Participant and any such expenses will be deducted from the net proceeds.

8.6 Discharge of Obligations

Settlement in the manner herein provided shall serve as full discharge of all obligations of the Company and the Trustee to a Participant and/or Annuitant under the Plan.

8.7 Voluntary Termination

A Participant may terminate his or her participation in the Plan by sending a written notice of termination to the Company and providing direction to the Trustee within sixty (60) days following the Participant’s termination from the Plan for the withdrawal and delivery of Shares and funds held in the Participant’s Non-RSP and RRSP portions of their Participant Account. Such termination shall take effect:

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(a)	if given at least 5 business days prior to the end of the pay period in which the notice is provided, on the date such notice is provided to the Company (in which case no deduction shall be made from the Participant’s pay for such pay period and no corresponding contribution by the Company shall be made); or

(b)	otherwise on the first day of the next pay period.

Any Participant who has terminated his or her participation in the Plan or has been deemed to have terminated his or her participation in the Plan shall not be permitted to re-enroll in the Plan and become a Participant in the Plan until a period of 6 months has elapsed since his or her termination or deemed termination.

DEATH, DISABILITY OR LEAVE OF ABSENCE

9.1 Death

If a Participant dies, the last person or persons designated by the Participant as his or her Beneficiary(s) under the Plan or the estate of the deceased Participant’s Account, as the case may be, shall be entitled to receive all of the Shares of the Participant, except fractional Shares which will be purchased by the Plan as described in Section 8.3.

9.2 RRSP Portion of Participant Account – Death of Annuitant

If the Annuitant dies prior to the Maturity Date, the Trustee will not sell the assets in the Participant’s RRSP portion of their Participant Account until given instruction by the deceased Annuitant’s Beneficiary or estate. If the Annuitant’s spouse is the designated Beneficiary, the spouse may become the Annuitant and the assets of the RRSP portion of the Participant Account may be transferred to a RRSP or other qualified retirement savings vehicle of the spouse.

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9.3 Short Term Disability

In the event that a Participant receives compensation under any short-term disability plan of the Company, the Participant’s compensation under the short-term disability plan will be considered Earnings for the purpose of Participant Contributions to this Plan. The Participant will be able to continue to participate in this Plan while on short-term disability. In the event that a Participant is on short term disability, the Participant can continue to make contributions to the Plan based on his or her Earnings in the last calendar month prior to being on short term disability. If the Participant is not receiving compensation from which the Company can make the necessary Payroll Deductions, the Participant will be required to provide the Company with a cheque in the amount of his or her contribution not less than five (5) days prior to the end of each pay period in which the Participant wants to make the Participant Contribution.

9.4 Parental Leave

In the event that a Participant takes a parental leave pursuant to a program of the Company, the Participant can continue to make Participant Contributions to the Plan based on his or her Earnings in the last calendar month prior to taking parental leave. If the Participant is not receiving Earnings from which the Company can make the necessary Payroll Deductions, the Participant will be required to provide the Company with a cheque in the amount of his or her Participant Contribution not less than 5 days prior to the end of each pay period in which the Participant wants to make the Participant Contribution.

9.5 Other Disability or Leave of Absence

If a Participant becomes disabled such that, in the sole discretion of the Company, they are unfit or unable to substantially perform their employment duties or takes a leave of absence other than in the circumstances referred to above, continued participation in the Plan will be at the discretion of the Administrator.

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DESIGNATION OF BENEFICIARY

10.1 Appointment of Beneficiary

An Annuitant may designate a person or persons to receive the benefits payable under that Annuitant’s RRSP portion of the Participant Account in the event of the Participant’s death and may, by written notice given to the Trustee, alter or revoke such designation from time to time, subject to applicable laws which restrict or alter the Annuitant’s ability to designate a Beneficiary. A notice shall be in such form and executed in such manner as the Trustee may require.

10.2 No Living Beneficiary

If, at the death of a Participant, the person designated as the Beneficiary with respect to the RRSP portion of that Participant’s Account, shall not be living, such amount as may be payable on or after the Participant’s death shall be paid to the estate of the Participant.

10.3 Obligations of Beneficiary

The Trustee may require the execution and delivery of additional documents by a Beneficiary in order to be assured that the account assets of the deceased Participant are properly distributed in accordance with the terms of this Plan text.

PLAN AMENDMENT AND TERMINATION

11.1 Plan Amendment or Termination

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Subject to Section 9.2, the Company reserves the right to discontinue use of Payroll Deductions at any time if such action is advisable, in its

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judgment, and it also reserves the right to amend or terminate the Plan, in whole or in part, at any time in its unfettered discretion. Any such amendment or termination will not result in the forfeiture of any Shares held in a Participant’s Account under the Plan before the effective date of amendment or termination of the Plan.

11.2 Amendments to the RRSP Portion of the Plan

The Trustee may from time to time in its sole discretion amend the RRSP portion of the Plan with the concurrence of the Canada Customs and Revenue Agency and, if applicable, the concurrence of provincial tax authorities. Any amendments may not have the effect of disqualifying the RRSP portion of the Plan as a registered retirement savings plan as defined by the Act.

11.3 Trustee Duties

No amendment, change or modification shall be made to the Plan which will, without the Trustee’s written consent, alter the duties of the Trustee.

11.4 Insolvency

If the Company becomes insolvent, the Plan will automatically terminate. All Shares held by the Trustee in non-registered accounts will be delivered to the Participants. All registered plans holding Shares will become individual RRSP accounts and the Annuitant will be responsible for paying customary fees in effect at the time to the Trustee.

MARKET FLUCTUATION

There is no guarantee under the Plan against loss because of stock market fluctuations. As all of the Company Contributions and Participant Contributions will be invested in common shares of the Company, the value of any Participant’s assets in the Plan will fluctuate as the trading price of the Shares fluctuates on the TSX Venture Exchange (or such other stock exchange as the Shares may trade).

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In seeking the benefits of participation in the Plan, a Participant must accept the risk of a decline in the market price of the Shares. Neither the Company nor the Trustee shall be liable to any Participant for any loss resulting from a decline in the market value of any Shares purchased by the Trustee. In addition, neither the Company nor the Trustee shall be liable to any Participant for any change in the market price of the Shares between the time a Participant authorizes the purchase or sale of any Shares and the actual time such purchase or sale takes place in accordance with the Plan.

INCOME TAXES

The value of the Company’s Contribution is treated as income from employment for Participants under present Canadian tax laws and will be reported by the Company as required by applicable laws. The Company’s Contribution is also added to the adjusted cost base of the Participant of the Shares acquired under the Plan. The Company is required to withhold appropriate income taxes on the value of the Company’s Contribution excepting where the contributions are made directly to the RRSP portion of the Participant’s Account under the Plan.

The subsequent sale of the Shares by the Participant generally results in the recognition of a taxable capital gain or an allowable capital loss under Canadian tax law by the Participant. In the event dividends are paid, the Participant will be subject to income tax on the dividends except if the Shares were in the RRSP portion of a Participant’s Account or a Spousal RRSP.

Provided the Shares are listed on a prescribed stock exchange, then the shares will be “qualified investments” (within the meaning of the Act) for a RRSP. A Participant who contributes the Shares to his or her RRSP will become entitled to a deduction in computing income equal to the fair market value of such shares at that time they are so contributed within the limits set out in the Act for deductions for contributions to a RRSP. A Participant who contributes the shares from the Non-RSP portion of their Participant Account to an RRSP will be deemed to have disposed of such

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shares for proceeds of disposition equal to the fair market value thereof at that time. It should be noted that if a capital gain occurs at the time Shares from non-registered accounts are deposited to the RRSP account, it must be included in your computation of taxable income. However, the Participant cannot utilize any capital losses that may occur as a result of transferring Shares from the Non-RSP Account to the RRSP Account.

Canadian tax laws are complex and subject to change and each Participant is responsible for determining how such tax laws and changes may affect his or her tax position. Each Participant should contact his or her own financial or personal advisor to determine what effect, if any, participation in the Plan may have on the Participant’s tax and other responsibilities.

ASSIGNMENT OF INTEREST

No right of a Participant under the Plan and no interest in an account is capable, either in whole or in part, of being sold, assigned, pledged or hypothecated, whether by way of security or otherwise.

TRADING ON UNDISCLOSED INFORMATION

Participants in the Plan are reminded that trading based on insider or undisclosed information is an illegal activity and that people conducting securities transactions based on such insider or undisclosed information are subject to prosecution.

OFFER FOR SHARES OF THE COMPANY

In the event that, at any time, an offer to purchase is made to all holders of Shares of the Company, notice of such offer shall be given by the Trustee to each Participant to enable such Participant to tender his or her Shares held in the Plan to such offer.

SUBDIVISION, CONSOLIDATION, CONVERSION OR

RECLASSIFICATION

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Appropriate adjustments in the number of Shares held by the Trustee in the Plan shall be made by the Company to adjust the number of Shares of the Company held by the Trustee resulting from subdivisions, consolidations, reclassifications, exchanges or conversion of the Shares of the Company.

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NOTICE

Any notice, document or other communication required or permitted to be given under this Plan shall be in writing and be either hand delivered or telecopied as follows:

(a)	to the Company as follows: Tan Range Exploration Corporation Suite 1730, 355 Burrard Street

Vancouver, BC V6C 2G8

US Address:

93 Benton Hill Rd.

Sharon, Connecticut 06069 USA

Attention: Fax: Email:

Victoria Luis (860) 364-0673

Victoria@tanrange.com

(b)	to the Trustee as follows: Olympia Trust Company ESOP Division 2600, 700 – 9th Avenue S.W. Calgary, Alberta T2P 3V4

Attention: Manager

Fax: Email:

403-265-1455

ESOP@olympiatrust.com

and shall be deemed to be received by the party to whom such notice is given on the date of delivery or transmission.

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